Exhibit 5.3

[Letterhead of Ioannides Demetriou LLC]

Date: 23 August 2016

Ref: 1677/GF/33/14/SY

Messrs

Vantage Drilling International

777 Post Oak Boulevard, Suite 800

Houston, Texas 77056 ,

Dear Sirs,

1.	Background

1.1	We have acted as Cyprus counsels of Vantage Holdings Cyprus ODC Limited, a company incorporated in the Republic of Cyprus, with registration number HE 288980, whose registered office is at Diagorou 2, ERA House, 10th Floor, 1097, Nicosia, Cyprus (the ‘‘Company’’), and Vantage Drilling International (formerly known as Offshore Group Investments Limited) (“VDI”) in connection with the registration statement (the “Registration Statement”) on Form S-1 (File No. 333-212081), including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended, (the “Act”) relating to the sale by the selling security holders identified in the prospectus (the “Selling Securityholders”) from time to time of up to 2,999,100 units of stapled securities (the “Stapled Securities”) of VDI. Each Stapled Security comprises one ordinary share of VDI, par value $0.001 per share (the “Common Shares”), and $172.61 original issuance principal amount of VID’s 1% / 12% Step-Up Senior Secured Third Lien Convertible Notes due 2030 (the “Notes”), in each case subject to adjustment as described in the Indenture (as defined below). The Notes were issued under a third lien indenture, dated 10 February 2016 (as supplemented, the “Indenture”), among VDI, the guarantors named therein, including without limitation the Company (collectively the “Guarantors”) and U.S. Bank National Association as trustee and collateral agent (together with its successors and assigns, in such capacity, the “Noteholder Collateral Agent”). Pursuant to the terms and conditions of the Indenture the Notes are guaranteed by the Guarantors.

1.2	This opinion is given in relation to the Cypriot law aspects of the transaction under the Indenture (the “Transaction”) whereby the Company has agreed to enter into certain guarantees for the purposes of securing the obligations arising pursuant to the Notes.

1.3	We have examined certified copies of the documents concerning the Company, which are described in the Schedule attached hereto (the “Constitutional Documents”) and a copy of the Indenture dated 10 February 2016.

1.4	Our opinions are given in part 2, part 3 explains their scope, part 4 describes the assumptions on which they are made and part 5 contains the qualifications to which they are subject.

1.5	Terms defined in the Indenture shall have the same meaning when used in this opinion unless otherwise defined herein or the context otherwise requires. Paragraph headings are included for convenience only and do not affect the interpretation of this opinion.

2.	Opinions

Based on the documents we have reviewed, and subject to the other provisions of this opinion, we are of the following opinions:

Status of the Company

2.1	The Company is duly incorporated, and validly exists under the laws of Cyprus.

Execution of the Indenture

2.2	The Company has the capacity to execute the Indenture and to perform the obligations it is expressed to assume under it, including without limitation the guarantees provided thereunder.

2.3	The Company has taken all necessary corporate action to authorise it to execute the Indenture to which it is expressed to be a party.

3.	Scope

3.1	This opinion is governed by Cypriot law and is subject to the exclusive jurisdiction of the courts of the Republic of Cyprus.

3.2	This opinion is given only in relation to Cypriot law as it is applied at the date of this opinion. We have no duty to keep you informed of subsequent developments which might affect this opinion.

3.3	If a question arises in relation to a cross-border transaction, it may not be the courts of the Republic of Cyprus which decide that question and Cypriot law may not be used to settle it.

3.4	We express no opinion on, and have taken no account of, the laws of any jurisdiction other than Cyprus.

3.5	We express no opinion on matters of fact.

3.6	Our opinion is limited to the matters expressly stated in part 2, and it is not to be extended by implication. In particular, we express no opinion on the accuracy of the assumptions contained in part 4. Each statement which has the effect of limiting our opinion is independent of any other such statement and is not to be impliedly restricted by it.

3.7	Milbank, Tweed, Hadley & McCloy LLP may rely on this opinion in connection with their opinion included in the Registration Statement.

4.	Assumptions

This opinion is based on the following assumptions:

Effect of the Indenture

4.1	Each person which is expressed to be party (other than the Company) to the Indenture:

4.1.1	is duly constituted or incorporated and is validly existing under the laws of its jurisdiction; and

4.1.2	has the capacity to execute and deliver the Indenture and the documents contemplated therein to which it is expressed to be a party and to perform the obligations it is expressed to assume under it;

4.1.3	is not the subject of any insolvency proceedings (which includes those relating to bankruptcy, liquidation, administration, administrative receivership and reorganisation) in any jurisdiction;

4.1.4	has taken all necessary corporate and other action to authorise it to execute the Indenture to which it is expressed to be a party and to perform the obligations it is expressed to assume under it; and

4.1.5	has duly executed the Indenture and all other documents thereunder to which it is expressed to be a party.

4.2	For the purpose of providing this opinion we have assumed the following:

4.2.1	The genuineness of all signatures, stamps and seals on all documents submitted to us as originals, the completeness and conformity to originals of all documents submitted to us as certified, scanned, faxed or emailed copies.

4.2.2	There has been no variation, waiver or discharge of any of the provisions of the Indenture.

4.2.3	That the Company has duly complied with all its obligations in relation with the submission of documents to public authorities pursuant to applicable laws, including without limitation submission of all relevant annual returns and corresponding audited financial statements with the Registrar of Companies, and payment of any annual or other levies, taxes, or other dues to the relevant public authorities.

4.2.4	That the obligations of the Company under the Indenture not governed by Cyprus law, are valid, binding and enforceable obligations of the Company under the laws of the country governing the same.

4.2.5	That all consents, licenses, approvals or authorizations of, exemptions by, or registrations or declarations with, any authority and/or any person in any respective jurisdiction (other than Cyprus), required to be obtained by any party to the Transaction with respect to the Indenture have been obtained or made and are valid and subsisting.

4.2.6	That Mr. Ronald J. Nelson, being one of the directors of the Company, has duly signed the Indenture on behalf of the Company.

4.2.7	That the Constitutional Documents of the Company constitute a true and up to date copy of the relevant constitutional documents and/ or resolutions containing all modifications thereto, and are in full force and effect as today’s date.

4.2.8	That there are no other factors relevant to this opinion that do not appear from the documents referred to in part 1.

4.2.9	That no law of any jurisdiction other than Cyprus has any bearing on the opinion contained in part 2.

5.	Qualifications

This opinion is subject to the following qualifications:

5.1	The effect of any applicable bankruptcy, insolvency, reorganization, preferential and fraudulent transfer, moratorium and other laws of general application now or hereinafter in effect that affect generally the exercise or enforcement of creditors or secured creditors rights.

5.2	Limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or in law), upon the enforceability of any of the remedies, covenants or other provisions of the documents involved in the transaction or upon availability of injunctive relief or other equitable provisions.

5.3	Any provision for additional interest to be paid on overdue amounts may amount to an irrecoverable penalty.

5.4	The effective date of this opinion is the date first set forth above, and we do not undertake to advise you of any matter brought to our attention thereafter which would or may modify, in whole or in part, any or all of the foregoing opinion.

6	We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Yours faithfully

/s/ Ioannides Demetriou LLC

IOANNIDES DEMETRIOU LLC

Schedule

Constitutional Documents of the Company:

1.	Certificate of Incorporation dated 20 January 2016;

2.	Memorandum and Articles of Association;

3.	Certificate of Directors and Secretary dated 19 May 2016;

4.	Certificate of Shareholders dated 07 July 2016;

5.	Certificate of Registered Office dated 11 August 2014;

6.	Certificate of Good Standing dated 12 August 2016;

7.	Non-Bankruptcy Certificate dated 12 August 2016;

8.	Written resolutions of the Board of Directors of the Company dated 26 January 2016;